Exhibit 99.1

Applied Energetics Awarded Follow-on Phase 1 Contract by the University of Rochester’s Laboratory for Laser Energetics for Further Advanced Laser Technology Investigations

TUCSON, AZ / April 23, 2026 / Applied Energetics, Inc. (OTCQB:AERG) (AE), a leader in ultrashort pulse directed energy and laser technologies, is pleased to announce it has been awarded a follow-on contract in the amount of approximately $250,000 to support a multi-phase advanced laser technology program at the University of Rochester’s Laboratory for Laser Energetics (LLE) for ongoing efforts to explore pulsed laser technologies.

The contract is expected to commence April 2026.

About the Laboratory for Laser Energetics

Founded in 1970, LLE is a leader in high-energy-density physics research, specializing in the study of how intense laser radiation interacts with matter. The facility is home to the OMEGA and OMEGA EP laser systems, renowned for their exceptional power, precision, and efficiency. Learn more at www.lle.rochester.edu.

About Applied Energetics

Applied Energetics, Inc. specializes in advanced laser and photonics systems, particularly fiber-based ultrashort pulse (USP) laser technologies. With 25 patents and 3 patents pending, Applied Energetics’ proprietary architecture enables orders of magnitude size-weight-power reductions, a key differentiator when compared with traditional continuous wave (CW) laser technology with larger footprints. AE’s powerful, dual-use systems are designed for integration and deployment on numerous potential defense platforms for the delivery of high intensity, ultrashort pulses of light to disable or destroy a target. These technologies have applications in both national security and commercial markets. Today, AE’s USP optical technologies are being designed to offer flexibility and power for complex missions in national security such as enhancing layered defense strategies to counter complex threats.

For more information about Applied Energetics and its innovative technologies, please visit www.appliedenergetics.com.

Forward Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to the historical or current facts and can be identified by the use of forward-looking words such as “may,” “believe,” “will,” “expect,” “project,” “anticipate,” “estimates,” “plans,” “strategy,” “target,” “prospects,” or “continue,” and words of similar meaning. These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations, as well as future results of operations and financial condition and may cause our actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. We do not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting such forward-looking statements.

Applied Energetics, Inc. Investor information contact:

Kevin McGrath, Managing Director
Cameron Associates, Inc.
kevin@cameronassoc.com
T: 646-418-7002

SOURCE: Applied Energetics, Inc.